EXHIBIT 12.1

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                   Three Months
                                                      Ended        Year Ended    Year Ended   Year Ended     Year Ended   Year Ended
                                                     June 30,       March 31,     March 31,    March 31,      March 31,    March 31,
                                                       1999           1999          1998         1997            1996         1995
                                                  -------------    -----------  -----------   ----------     ----------   ----------

Consolidated pretax income (loss) from
    continuing operations                              $ 4,829       (7,839)      (27,122)      (26,005)      (21,431)       (1,869)

Net amortization of debt issuance expense                  326        1,412         2,292         1,784         2,139         2,174

Interest expense                                         8,167       34,830        36,664        34,505        30,549        23,578

Interest portion of rental expense                         575        2,301         2,130         1,799         1,618         1,392
                                                       -------      -------       -------       -------       -------       -------

Earnings                                               $13,897       30,704        13,964        12,083        12,875        25,275
                                                       =======      =======       =======       =======       =======       =======

Interest expense                                       $ 8,167       34,830        36,664        34,505        30,549        23,578

Net amortization of debt issuance expense                  326        1,412         2,292         1,784         2,139         2,174

Interest portion of rental expense                         575        2,301         2,130         1,799         1,618         1,392
                                                       -------      -------       -------       -------       -------       -------

    Fixed Charges                                      $ 9,068       38,543        41,086        38,088        34,306        27,144
                                                       =======      =======       =======       =======       =======       =======

    Ratio of Earnings to Fixed Charges                    1.53          (a)           (a)           (a)           (a)           (a)
                                                       =======      =======       =======       =======       =======       =======

(a) The deficiency in earnings required to cover fixed charges for the fiscal years ended March 31, 1999, 1998, 1997, 1996 and 1995 was $7,839, $27,122,
     $26,005, $21,431, and $1,869 respectively. The deficiency in earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes, discontinued operations and extraordinary items from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency in earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

                          Three Months
                              Ended                          Fiscal Year Ended March 31,
                        ----------------   ---------------------------------------------------------------
                          June 30, 1999      1999         1998           1997         1996           1995
                        ----------------   -------       -------       -------       -------       -------
Depreciation                 $ 7,357       $29,651        28,124        25,282        21,385        18,327
Amortization                   1,043         4,025        10,413         9,374         9,311         8,941
Non-cash charges(gain)          --           1,150         2,301         1,944         3,435        (3,311)
                             -------       -------       -------       -------       -------       -------
  Total                      $ 8,400       $34,826        40,838        36,600        34,131        23,957
                             =======       =======       =======       =======       =======       =======
